EXHIBIT 18-A

May 12, 2000



Public Service Company of North Carolina, Incorporated
400 Cox Road
Gastonia, North Carolina  28053

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2000, of the facts relating to the change in accounting method to record an estimate of unbilled revenues for gas delivered but not yet billed. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Public Service Company of North Carolina, Incorporated and its consolidated subsidiaries as of any date or for any period. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Public Service Company of North Carolina, Incorporated and its consolidated subsidiaries as of any date or for any period.

Yours truly,



s/Deloitte & Touche LLP
Deloitte & Touche LLP


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